                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            P.H. GLATFELTER COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                            P. H. GLATFELTER COMPANY

                             228 SOUTH MAIN STREET
                        SPRING GROVE, PENNSYLVANIA 17362

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 26, 1995

                               ----------------

To The Shareholders:

  The annual meeting of shareholders of P. H. Glatfelter Company will be held at the Company's principal office, 228 South Main Street, Spring Grove, Pennsylvania, on Wednesday, April 26, 1995 at 10:00 A.M. for the following purposes:

    1. To elect four members of the Board of Directors, each to serve for full three-year terms expiring in 1998.

    2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed March 1, 1995 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on March 1, 1995 will be entitled to notice of and to vote at the meeting.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                          R. S. Wood,
                                          Secretary

March 17, 1995

                            P. H. GLATFELTER COMPANY

                                PROXY STATEMENT

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of P. H. Glatfelter Company, 228 South Main Street, Spring Grove, Pennsylvania 17362. Copies of this proxy statement and the accompanying proxy are being mailed to the holders of Common Stock on or after March 17, 1995. The proxy may be revoked by a shareholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by appearing at the meeting and voting in person or by the timely submission of a properly executed later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and other employees of the Company may solicit proxies personally and by telephone.

  Holders of Common Stock of record at the close of business on March 1, 1995 will be entitled to one vote per share so held of record on all business of the meeting, except that the holders have cumulative voting rights in elections of directors. Therefore, each shareholder is entitled to as many votes in the election of directors of each class as shall equal the number of his shares of Common Stock multiplied by the number of directors of such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he sees fit. The Company had 44,201,916 shares of Common Stock outstanding on the record date. The presence at the meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum, but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted. The votes will be counted by judges of election appointed by the Company.

                             ELECTION OF DIRECTORS

  Four directors are to be elected at the annual meeting of shareholders to serve three-year terms expiring on the date of the 1998 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of P. H. Glatfelter III, R. S. Hillas, P. R. Roedel and J. M. Sanzo for terms expiring in 1998, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. Messrs. Glatfelter, Hillas, Roedel and Sanzo are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable. The four nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of directors accordingly.

  The following table sets forth information as to the nominees and the other persons who are to continue as directors of the Company after the annual meeting. The offices referred to in the table are offices of the Company unless otherwise indicated. For information concerning the number of shares of Common Stock of the Company owned by each director and all directors and officers as a group as of March 1, 1995, see "Ownership of Common Stock."

                              YEAR FIRST            PRINCIPAL OCCUPATION AND
                              ELECTED A           BUSINESSES DURING LAST FIVE
          NAME            AGE  DIRECTOR         YEARS AND CURRENT DIRECTORSHIPS
          ----            --- ----------        -------------------------------
Nominees to be elected for terms expiring in 1998:
P. H. Glatfelter III(1).   79    1944    Chairman Emeritus since 1988; Chairman of the
                                          Board prior thereto
Roger S. Hillas.........   67    1964    Retired; Chairman and Chief Executive
                                          Officer, Meritor Savings Bank, prior to
                                          December 11, 1992; Director of Consolidated
                                          Rail Corporation, Toll Bros., Inc., VF
                                          Corporation and The Bon-Ton Stores, Inc.
Paul R. Roedel..........   67    1992    Retired; Chairman and Chief Executive
                                          Officer, Carpenter Technology Corporation,
                                          manufacturer of specialty metals, prior to
                                          July 1, 1992; Director of Carpenter
                                          Technology Corporation, Meridian Bancorp,
                                          Inc. and General Public Utilities
                                          Corporation
John M. Sanzo...........   45    1992    Private Financial Consultant since June 1994;
                                          President, Edison Control Corporation,
                                          manufacturer of circuit indicators for
                                          electric utility industry, from November
                                          1991 to June 1994; Managing Director, The
                                          First Boston Corporation, an investment
                                          bank, prior to August 1991
Directors continuing for terms expiring in 1997:
Robert E. Chappell......   50    1989    President, Penn Mutual Life Insurance Company
                                          since January 10, 1994; Executive Vice
                                          President, PNC Bank Corp., a bank holding
                                          company, from January 1992 to December 31,
                                          1993; Chairman, Provident National Bank, a
                                          subsidiary of PNC Bank Corp., prior to
                                          January 28, 1993; Vice Chairman, PNC
                                          Financial Corp prior to December 1991;
                                          President, Provident National Bank prior to
                                          May 1991
George H. Glatfelter       43    1992    Vice President--General Manager, Glatfelter
 II(1)..................                  Paper Division since May 1993; General
                                          Manager, Glatfelter Paper Division prior to
                                          May 1993
Thomas C. Norris........   56    1976    Chairman, President and Chief Executive
                                          Officer
Richard L. Smoot........   54    1994    President and Chief Executive Officer, PNC
                                          Bank, National Association, Philadelphia
                                          since July 1991; President, Provident
                                          National Bank, from May 1991 to July 1991;
                                          Executive Vice President, Provident National
                                          Bank, prior to May 1991
Directors continuing for terms expiring in 1996:
Garza Baldwin, Jr.......   74    1987    Retired; former President--Ecusta Paper
                                          Division
George H. Glatfelter(1).   68    1970    Retired; former Vice President--
                                          Manufacturing, Spring Grove Mill

                             YEAR FIRST            PRINCIPAL OCCUPATION AND
                             ELECTED A           BUSINESSES DURING LAST FIVE
          NAME           AGE  DIRECTOR         YEARS AND CURRENT DIRECTORSHIPS
          ----           --- ----------        -------------------------------
M. A. Johnson II........  61    1970    Retired; former Executive Vice President,
                                         Treasurer and Chief Financial Officer
John W. Kennedy.........  74    1978    Chairman, McClarin Plastics, a manufacturer
                                         of plastic industrial products

- --------
(1) P. H. Glatfelter III and George H. Glatfelter are brothers. George H. Glatfelter II is the son of George H. Glatfelter.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD OF DIRECTORS

  The Board of Directors held six meetings during 1994. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees thereof on which he served in 1994, except for G. Baldwin, Jr., who underwent open-heart surgery causing him to miss two meetings of the Board of Directors and one meeting of the Audit Committee in December. The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating Committee, the Pension Committee and the Profit Sharing and Employee Stock Ownership Committee. The members of all of these committees are appointed by the Board.

COMMITTEES

 Executive Committee

  The Executive Committee consists of six members of the Board: G. H. Glatfelter, P. H. Glatfelter III, R. S. Hillas, M. A. Johnson II, J. W. Kennedy and T. C. Norris. The Executive Committee has the authority to exercise all of the powers of the Board of Directors between meetings of the Board, except the power to amend the Company's By-Laws and the power to rescind or modify any prior action of the Board of Directors. The Executive Committee held no meetings during 1994.

 Audit Committee

  The Audit Committee consists of six members of the Board: G. Baldwin, Jr., R.
E. Chappell, J. W. Kennedy, R. S. Hillas, P. R. Roedel and J. M. Sanzo, none of whom are members of the Company's management. Generally, the Audit Committee
(i) recommends to the Board of Directors the independent accountants to be appointed for the Company, (ii) meets with the independent accountants, the chief internal auditor and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent accountants and internal auditors, including in the case of the independent accountants, the fees for such services and (iii) reviews and reports on the results of such audits to the Board of Directors. The Audit Committee held two meetings during 1994.

  In accordance with the recommendations of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 1995. A representative of Deloitte & Touche is expected to attend the shareholders' meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

 Compensation Committee

  The Compensation Committee consists of five members of the Board: P. H. Glatfelter III, R. S. Hillas, J. W. Kennedy, P. R. Roedel and R. L. Smoot. The responsibilities of the Compensation Committee are described below (see "Report of Compensation Committee on Executive Compensation"). The Compensation Committee held four meetings during 1994.

 Finance Committee

  The Finance Committee consists of six members of the Board: R. E. Chappell,
G. H. Glatfelter II, P. H. Glatfelter III, M. A. Johnson II, T. C. Norris and
J. M. Sanzo. The Finance Committee is responsible for overseeing the Company's financial affairs and recommending such financial actions and policies, including those with respect to dividends, as are most appropriate to accommodate the Company's strategic and operating strategies while maintaining its sound financial condition. The Finance Committee held two meetings during 1994.

 Nominating Committee

  The Nominating Committee consists of five members of the Board: P. H. Glatfelter III, R. S. Hillas, T. C. Norris, J. M. Sanzo and R. L. Smoot. The responsibilities of the Nominating Committee include the identification and recruitment of effective candidates for nomination as directors and officers of the Company. The Nominating Committee held one meeting during 1994. The Nominating Committee will consider nominees for election to the Board recommended by the holders of Common Stock of the Company. Any shareholder desiring to recommend a nominee for election at the 1996 annual meeting of shareholders should submit such nomination in writing to the Secretary of the Company by November 15, 1995.

 Pension Committee

  The Pension Committee consists of two members of the Board, G. H. Glatfelter II and T. C. Norris, and four officers or employees of the Company, D. H. Landis, R. P. Newcomer, R. W. Wand and R. S. Wood. The responsibilities of the Pension Committee include the general overview of the provisions of various pension plans of the Company and an annual review of pension fund performance. The Pension Committee held two meetings during 1994.

 Profit Sharing and Employee Stock Ownership Committee

  The Profit Sharing and Employee Stock Ownership Committee consists of two members of the Board, G. H. Glatfelter II and T. C. Norris, and three officers of the Company, R. P. Newcomer, R. W. Wand and R. S. Wood. The responsibilities of the Committee are to administer the Company's various profit sharing and stock ownership plans and to conduct an annual review of profit sharing fund performance. The Committee held two meetings during 1994.

COMPENSATION OF DIRECTORS

  Board members, who are not otherwise salaried employees of the Company, receive an annual retainer of $12,000.

                             EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation from the Company and its subsidiaries which was awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers in 1994:


                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                         ----------------------------------
                                  ANNUAL COMPENSATION            AWARDS           PAYOUTS
                                ------------------------ ----------------------- ----------
        NAME AND                                          RESTRICTED  SECURITIES
       PRINCIPAL         FISCAL                             STOCK     UNDERLYING    LTIP       ALL OTHER
        POSITION          YEAR  SALARY($)(1) BONUS($)(2) AWARDS($)(3) OPTIONS(3) PAYOUTS($) COMPENSATION($)
       ---------         ------ ------------ ----------- ------------ ---------- ---------- ---------------
T. C. Norris............  1994    320,102        4,802         0(4)          0          0        9,519(5)
 Chairman, President      1993    316,337       15,184         0        45,000          0        9,405(5)
 and CEO                  1992    302,144      205,458         0             0    286,000        8,980(5)
R. W. Wand..............  1994    183,492        2,752         0             0          0        5,530(5)
 Vice President--         1993    182,157        8,744         0        25,000    718,750        5,490(5)
 Administration           1992    176,439      104,099         0             0     53,625        5,318(5)
J. F. Myers.............  1994    151,200        2,268         0(6)          0          0        4,536(7)
 Vice President--         1993    149,094        7,157         0        25,000          0        4,473(7)
 Manufacturing Technol-
  ogy                     1992    141,012       83,197         0             0     35,750        4,230(7)
G. H. Glatfelter II(8)..  1994    128,619        4,244         0             0          0            0
 Vice President--General
  Manager,                1993    119,899        6,355         0        25,000          0            0
 Glatfelter Paper Divi-
  sion                    1992         --           --       --             --         --           --
R. S. Lawrence(8).......  1994    127,620            0         0             0          0        3,829(7)
 Vice President--         1993    119,112        1,634         0        25,000          0        2,808(7)
 General Manager, Ecusta  1992         --           --       --             --         --           --
 Paper Division

- --------
(1) Salaries for 1994 exceeded 1993 because 1993 salary increases were not implemented until the spring of 1993.

(2) Reflects distributions under broad-based profit sharing plans payable to all salaried employees and bonuses under the Management Incentive Plans for executive officers and other senior level employees. Incentive bonuses were not earned in 1994 or 1993 since earnings did not meet minimum award goals.

(3) No dividends are paid on restricted stock awards which have not vested or on options which have not been exercised.

(4) At December 31, 1994, 160,000 shares of restricted stock were held, 100,000 shares of which will vest on May 1, 1996 and 20,000 shares of which will vest on each of May 1, 1997, May 1, 1998 and May 1, 1999. At December 31, 1994, the aggregate fair market value of such shares was $2,480,000.

(5) Consists of $25 payable to employees at the Company's Spring Grove mill with service to the Company in excess of 25 years and the remainder in Company matching contributions under the Company's Employee Stock Purchase Plan.

(6) At December 31, 1994, 50,000 shares of restricted stock were held, all of which will vest on May 1, 1996. At December 31, 1994, the fair market value of such shares was $775,000.

(7) Consists of Company matching contributions under the Company's Employee Stock Purchase Plan.

(8) Individuals were first elected as executive officers in 1993.

YEAR-END OPTION VALUES

  The following table sets forth information concerning the value of unexercised options to purchase Common Stock held by the named executive officers at December 31, 1994.

                      AGGREGATED OPTION EXERCISES IN 1994
                     AND OPTION VALUES AT DECEMBER 31, 1994

                                                           NUMBER OF            VALUE OF UNEXERCISED
                                                          UNEXERCISED               IN-THE-MONEY
                            SHARES                  OPTIONS AT 12/31/94 (#)  OPTIONS AT 12/31/94 ($) (1)
                         ACQUIRED ON     VALUE     ------------------------- ---------------------------
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
          ----           ------------ ------------ ----------- ------------- -----------   -------------
T. C. Norris............       0          n/a        11,250       33,750          0              0
R. W. Wand..............       0          n/a         6,250       18,750          0              0
J. F. Myers.............       0          n/a         6,250       18,750          0              0
G. H. Glatfelter II.....       0          n/a         6,250       18,750          0              0
R. S. Lawrence..........       0          n/a         6,250       18,750          0              0

- --------
(1) The exercise price exceeded the market value of the Company's Common Stock on December 31, 1994.

EMPLOYEE BENEFIT PLANS

 Profit Sharing Plans

  The Company has Profit Sharing Plans for its salaried employees for each of its four profit centers: Corporate (divided into two groups, one of which excludes, and the other of which includes, profits and equity attributable to the Ecusta Division), Spring Grove mill, Neenah mill and Ecusta Division. The operating rules for each of these Plans provide for an annual contribution equal to a percentage of each participant's salary that varies with the performance of his profit center, with a maximum award of 15% of salary. For 1994, only salary up to $150,000 annually was considered in determining a participant's profit sharing award. Each award under a Profit Sharing Plan remains in the Plan for later payment, generally on retirement.

 Salary Continuation Plan

  The Company has a Salary Continuation Plan which provides for the payment for ten years following the retirement or death of the participant of an amount which on an actuarial basis as computed in 1987, was expected to equal the difference between 55% of the participant's then projected compensation at age 60 and the sum of then projected Social Security and Company pension plan retirement benefits to which the participant is entitled. If the participant dies prior to retirement, the benefits are payable to the participant's beneficiary. Compensation for purposes of the Salary Continuation Plan generally includes salary plus cash received and deferred compensation accrued under the Company's Management Incentive Plans and Salaried Employees' Profit Sharing Plans and Company contributions under the Employee Stock Purchase Plan. The Company has purchased insurance on the lives of the participants to provide funds to help offset the costs of benefits payable under the Plan. T.C. Norris and R.W. Wand are the only two executive officers of the Company who are participants in the Plan.

 Pension Plans

  Officers and directors who are full time employees of the Company participate either in the Spring Grove Division Pension Plan for salaried employees or the Ecusta Division Pension Plan for salaried employees (the "Pension Plans"). Benefits payable under the Pension Plans are based upon years of service and average annual compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yield the highest average. Participants in the Spring Grove Division Pension Plan who have been participating since before May 1, 1970 ("Certain Participants") may receive a benefit, if greater, which does not give effect to years of service, based on plan earnings, which consist of the sum of average compensation in excess of annual base salary for the five year period prior to the year of actual retirement, or, if earlier, the year in which the employee attains age 60, and the annual base salary as of the April 30th closest to the retirement date or, if earlier, the April 30th closest to the 60th birthday. The retirement benefits under the Spring Grove Division Pension Plan are not subject to any deduction for Social Security benefits. Retirement benefits accrued under the Ecusta Division Pension Plan are reduced by the amount of any pension benefits payable under the Olin Corporation Salaried Pension Plan, which Plan was applicable to salaried employees of Olin Corporation's Ecusta paper and film group prior to its sale on July 24, 1985. Annual compensation for purposes of the Pension Plans generally includes salary plus cash received under the Management Incentive Plans in the year, other than cash that had been deferred from a prior year, in certain cases includes amounts paid under the Profit Sharing Plans and does not include awards under the 1988 Restricted Common Stock Award Plan or the Long-Term Incentive Plan, or Company contributions under the Company's Employee Stock Purchase Plan. To the extent deferral of an award under the Company's Management Incentive Plans causes a reduction in a participant's pension under the Company's Pension Plan applicable to him, the Management Incentive Plans provide a pension supplement. For participants who retire after 1988, annual compensation for purposes of the Pension Plans is limited by law ($150,000 for 1994).

  Annual benefits under the Company's Pension Plans are limited by law ($118,800 for 1994), subject to adjustment for cost-of-living increases. Further, the annual benefits of Certain Participants are also limited by the Tax Reform Act of 1986 to the extent that accrued benefits are in excess of a benefit frozen as of December 31, 1988. The Company has a Supplemental Executive Retirement Plan which provides participants with pension benefits that would have been payable under the Company's Pension Plans but for such limits and the limit on annual compensation described in the preceding paragraph. Benefits are payable under this Plan at the time the participant receives benefits from the Company's Pension Plans, although a participant who retires prior to age 65 may elect to defer payments until as late as age 65. The benefits payable under this Plan to each participant are equal to the difference between the benefits that would have been payable under the applicable Pension Plan in the absence of any legal limits and the benefits actually payable under the applicable Pension Plan. Participants may elect to receive the benefits in any form permitted under the applicable Pension Plan, or in the form of a single sum. Employees become eligible to participate at such times as the pension benefits to which they would otherwise be entitled exceed the limits on benefits payable from a Pension Plan.

  The following table shows the estimated annual retirement benefits payable in the form of a single life annuity at normal retirement age under the Pension Plans for salaried employees, the Supplemental Executive Retirement Plan and the pension supplement provided under the Management Incentive Plan.

                               PENSION PLAN TABLE

   AVERAGE ANNUAL    ESTIMATED ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF SERVICE
   FIVE YEAR PLAN   ----------------------------------------------------------------
    COMPENSATION         15           20           25           30           35
   --------------   ------------ ------------ ------------ ------------ ------------
      125,000             25,782       34,376       42,970       46,095       49,220
      150,000             31,032       41,376       51,720       55,470       59,220
      175,000             36,282       48,376       60,470       64,845       69,220
      200,000             41,532       55,376       69,220       74,220       79,220
      250,000             52,032       69,376       86,720       92,970       99,220
      300,000             62,532       83,376      104,220      111,720      119,220
      400,000             83,532      111,376      139,220      149,220      159,220
      500,000            104,532      139,376      174,220      186,720      199,220
      600,000            125,532      167,376      209,220      224,220      239,220
      700,000            146,532      195,376      244,220      261,720      279,220
      800,000            167,532      223,376      279,220      299,220      319,220

The following executive officers who participate in the Pension Plans had the indicated credited years of service at December 31, 1994: T. C. Norris: 35 years, R. W. Wand: 29 years, J. F. Myers: 27 years, G. H. Glatfelter II: 18 years, and R. S. Lawrence: 34 years.

  Of the named executive officers at December 31, 1994, Mr. Norris and Mr. Myers were participants in the Spring Grove Division Pension Plan before May 1, 1970 and their accrued benefits at age 65 in the form of a single life annuity under such plan, calculated without respect to service, were $243,449 and $100,909 per year, respectively.

  Mr. Lawrence's accrued benefit under the Ecusta Division Pension Plan would be offset by accrued benefits payable by Olin Corporation.

  The Company has a Supplemental Management Pension Plan which provides for the payment of an early retirement supplement to any participant who retires before reaching age 65 and elects to defer receipt of benefits under one of the Company's Pension Plans until he reaches age 65 or, if earlier, until the first day of the 36th month following his retirement. The monthly payment equals the monthly amount calculated for the participant under the Pension Plan, but with the addition of three years to the participant's age. Payments end when the participant or the participant's beneficiary begins to receive payments under the Pension Plan or, if there is no beneficiary, at death.

           COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

  The Compensation Committee consists of five members of the Board of
Directors: J. W. Kennedy (Chairman), P. H. Glatfelter III, R. S. Hillas, P. R. Roedel and R. L. Smoot. Mr. Glatfelter is Chairman Emeritus and a former Chairman of the Board and President of the Company, and is also a principal shareholder of the Company (see "Ownership of Common Stock" below). No member of this Committee is an executive officer of a company of which an executive officer of the Company serves as a director.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee reviews and approves the elements of the Company's executive compensation program and assesses the effectiveness of the program as a whole. The Compensation Committee's responsibilities include: (i) reviewing and establishing the level of salaries and benefits for corporate officers and other key senior management employees of the Company, including but not limited to benefits under the Company's long-term incentive plan, profit sharing plans, defined benefit plans and other welfare benefit plans, (ii) reviewing annually with the Company's Chief Executive Officer, T. C. Norris, the job performance of corporate officers and key senior management as measured against financial and other objectives and the Company's achievements as compared to certain other companies in the paper and forest products industry, and (iii) reviewing and approving the participants in and the operating rules for awards under the Company's Management Incentive Plan.

  The Compensation Committee from time to time reviews the Company's entire executive compensation structure through an examination of compensation information for comparable companies and certain broader-based data, including data relating to the geographic areas in which the Company has facilities, compiled by compensation and other consulting firms. As used herein, comparable companies refer to other companies in the paper and forest products industry (both publicly and privately owned) selected by management as being the companies in the industry which on an overall basis are most similar to the Company in relation to size, products and financial and other characteristics. Certain of the comparable companies are included in the Dow Jones Paper Products Industry Group and/or the S&P 500, and therefore are represented in the Stock Performance Chart below. In examining the compensation paid by the comparable companies, the Compensation Committee does not analyze the stock performance of such companies, but does examine their general financial performance.

 Executive Compensation Policies

  The Compensation Committee has generally structured the Company's executive compensation program (i) to be competitive with compensation programs of comparable companies in order to attract and retain high caliber executive officers and senior management personnel and (ii) to align individual compensation with the Company's operating performance in order to provide strong incentives to achieve the Company's short-term and long-term goals. The elements of the Company's executive compensation program are salary, annual incentive compensation and long-term incentive compensation and other benefits. From time to time the Compensation Committee solicits the advice of compensation consulting firms to evaluate the Company's executive compensation program in order to ensure that such program is competitive with compensation programs of comparable companies. The Compensation Committee will consider whether any revisions to the Company's executive compensation program are appropriate due to Section 162(m) of the Internal Revenue Code and proposed regulations relating thereto which limit deductibility of compensation over $1 million paid to an executive officer in a year.

 Salary

  The Company's policy is to pay fair salaries at levels which are sufficient to attract and retain high caliber individuals based on the relative value of each position, as measured against comparable companies. The Compensation Committee assigns each executive position a salary range based on the salary level for similar positions at comparable companies. Ranges are adjusted by the Committee periodically.

  Generally, executive officer salaries are reviewed and approved annually. The salary for each executive is set by the Compensation Committee within the established range for the position after an assessment of his or her performance and the relation of his or her salary to the midpoint for the relevant salary range, as well as the Company's financial results and general economic conditions. Although a general salary increase was granted to the Company's salaried employees in 1994, the Company's executive officers recommended to the Compensation Committee, in light of the difficult market conditions for the Company's products and the Company's financial results, that such executive officers receive no salary increase in 1994, which recommendation was accepted.

 Annual Incentive Compensation

  The Compensation Committee establishes incentive bonus opportunities designed to motivate salaried employees to increase the profits of the Company. The incentive bonus opportunities potentially represent a significant portion of total compensation and are intended to correlate with the financial performance of the Company or one or more divisions thereof. The Compensation Committee believes that executive officers should not receive any incentive bonus if the Company does not achieve the annually established minimum financial objectives.

  The Board of Directors, upon the recommendation of the Compensation Committee, on December 21, 1993, amended and restated the Company's Management Incentive Plan effective January 1, 1994. Consistent with the purpose of the previous Management Incentive Plan (the "Old Plan"), the Amended and Restated Management Incentive Plan (the "New Plan") is intended to provide an incentive to greater efforts on the part of key salaried employees to increase the profits of the Company. The underlying objectives of the New Plan are to assure that incentive bonus awards are at risk annually, to reward key mill management personnel on the basis of both mill and corporate financial results, and to provide a potential above average maximum incentive bonus award to key salaried employees of the Company.

  To establish financial targets for payment of incentive awards, the Company and each of its mills are treated as separate profit centers. In addition, the Glatfelter Paper Group profit center represents a combination of the Spring Grove and Neenah mill profit centers. The incentive award for all profit centers, exclusive of the Corporate profit center, is based on a combination of the return on capital employed (as defined for each of the individual mill profit centers), and the return on shareholders' equity (as defined) of the Company. The incentive bonus award for the Corporate profit center is based solely on return on shareholders' equity (as defined) of the Company.

  The New Plan represents a shift in philosophy regarding incentive pay by rewarding plan participants based primarily on the attainment of current, as opposed to long-term, objectives of the Company. The Compensation Committee establishes maximum and minimum financial objectives to be achieved for each profit center each year. Under the New Plan, the Compensation Committee considers the current economic climate and the Company's historical financial results when establishing the maximum and minimum financial objectives. This methodology is intended to induce management to enhance the profitability of the Company throughout the full business cycle, and therefore should provide value to the shareholders of the Company. Because in 1994 the Company did not achieve the minimum levels of return on shareholders' equity and return on capital employed required for bonuses to be paid, no incentive bonuses were paid to executive officers for such year.

 Long-Term Incentive Compensation

  The Company's Long-Term Incentive Plan, which was approved by shareholders in 1992, enables the Company to offer key employees of the Company equity interests in the Company and other incentive awards, including performance-based stock incentives. Certain features of the Plan (i.e. stock options, performance awards, performance units and restricted stock) are similar to long-term incentives offered by many of the comparable companies. The primary purposes of the Plan are attracting, retaining and rewarding key employees, and strengthening the mutuality of interests between key employees and the Company's shareholders. Long-term incentive awards under the Plan are granted by the Compensation Committee based on the attainment of specific performance goals or such other factors or criteria as the Committee shall determine. None of the Company's executive officers received a long-term incentive award in 1994.

 CEO Compensation

  Mr. Norris' salary has not increased since April 1, 1993. Mr. Norris, along with the Company's other executive officers, recommended to the Compensation Committee, in light of the difficult market conditions for the Company's products and the Company's financial results, that he receive no salary increase in 1994, which recommendation was accepted. Mr. Norris did not receive a bonus for 1994 because, as noted above, the Company did not achieve the established minimum level of return on shareholders' equity required to pay bonuses. As a result, the sum of the salary and incentive bonus paid to Mr. Norris for 1994 was approximately $7,000 less than in 1993 and significantly less than the sum of the salary and incentive bonus paid to him for many prior years.

  Mr. Norris did not receive a long term incentive award in 1994.

                                          J. W. Kennedy
                                          P. H. Glatfelter III
                                          R. S. Hillas
                                          P. R. Roedel
                                          R. L. Smoot

STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1994 with the cumulative total return on the S&P 500 Composite Index and the Dow Jones Paper Products Industry Group. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
            AMONG P. H. GLATFELTER COMPANY, S&P COMPOSITE 500 INDEX
                     AND DOW JONES PAPER PRODUCTS INDUSTRY

                           [MAC GRAPH APPEARS HERE]


                               S&P         Dow        P.H.
                               500        Jones     Glatfelter
                              Market      Paper      Company
                              ------      -----      -------
                1989             100        100          100
                1990           96.88       87.4       102.53
                1991          126.42     111.57       129.42
                1992          136.08     108.62         88.4
                1993           149.8     121.08           96
                1994          151.78     132.15        83.22

CERTAIN TRANSACTIONS

  R. L. Smoot, a director of the Company, is President and Chief Executive Officer of PNC Bank, National Association, Philadelphia. PNC Bank, National Association ("PNC Bank"), an indirect subsidiary of PNC Bank Corp., has a banking relationship with the Company and provides general banking services and credit facilities. The Company has a line of credit with PNC Bank in the amount of $45,000,000, in respect of which the Company paid $250,819 in interest for 1994. The maximum outstanding principal balance in 1994 was $30,600,000. All transactions between the Company and PNC Bank have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

                           OWNERSHIP OF COMMON STOCK

  The following table sets forth as of March 1, 1995 the holdings of (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock of the Company, (ii) each director and certain executive officers and (iii) all directors and executive officers of the Company as a group. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.



                                          AMOUNT AND NATURE OF
                                         BENEFICIAL OWNERSHIP         PERCENTAGE
                                          (NUMBER OF SHARES)           OF CLASS
                                     -----------------------------       (IF
                                                  VOTING AND/OR        GREATER
                NAME                 DIRECT(1) INVESTMENT POWER(2)     THAN 1%)
                ----                 --------- -------------------    ----------
Principal Holders
  PNC Bank Corp.....................        0      17,207,890 (3)        38.9%
   Fifth Ave. & Wood St.
   Pittsburgh, Pa.
  P. H. Glatfelter III..............        0      10,440,047 (4)(5)     23.6%
   Spring Grove, Pa.
  G. H. Glatfelter..................        0       4,796,477 (5)(6)     10.9%
   Spring Grove, Pa.
  P. H. Glatfelter Family...........        0      13,512,468 (7)        30.6%
   Shareholders' Voting Trust
   c/o PNC Bank
   17th and Chestnut Streets
   Philadelphia, Pa.

Directors and certain officers (other than those listed above)

  G. Baldwin, Jr....................        0           2,000             --
  R. E. Chappell....................        0           2,000             --
  G. H. Glatfelter II...............        0          25,110 (8)         --
  R. S. Hillas......................    6,000               0             --
  M. A. Johnson II..................   10,544           1,536             --
  J. W. Kennedy.....................   14,800           2,000             --
  R. S. Lawrence....................    3,412          12,500 (9)         --
  J. F. Myers.......................   58,964          17,919 (9)         --
  T. C. Norris......................   45,680          35,795 (10)        --
  P. R. Roedel......................      200               0             --
  J. M. Sanzo.......................      500               0             --
  R. L. Smoot (11)..................      200               0             --
  R. W. Wand........................   40,470          26,493 (9)         --
  All directors and executive offi-
 cers as a group....................  182,361      11,591,103 (12)       26.2%

- --------
 (1) Reported in this column are shares held of record.

 (2) Does not include shares reported in Direct Ownership column. For purposes of the table, shares of Common Stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table. Also includes, in some cases, shares beneficially held by wives or minor children, as to which beneficial ownership is disclaimed.

 (3) Consists of 9,006,843 shares as to which PNC Bank Corp. has sole voting power; 7,975,631 shares as to which PNC Bank Corp. has shared voting power; 9,067,525 shares as to which PNC Bank Corp. has sole investment power; and 7,892,645 shares as to which PNC Bank Corp. has shared investment power. The amounts specified for shared voting power and shared investment power both include 6,224,471 and 88,964 shares held by PNC Bank as co-trustee with P. H. Glatfelter III and G. H. Glatfelter, respectively. In addition, 13,512,468 shares of the total amount of shares beneficially held by PNC Bank Corp. are deposited in the Voting Trust (see footnotes (5) and (7)). Of the 17,207,890 shares beneficially held by PNC Bank Corp., all such shares are also considered to be beneficially held by its subsidiary, PNC Bancorp, Inc., and 17,207,590 shares are considered to be beneficially held by PNC Bank.

 (4) Includes 6,224,471 shares held as co-trustee with PNC Bank; 1,260,746 shares (of which 990,602 shares are also included in the total number of shares which he holds as co-trustee) which P. H. Glatfelter III has the right to withdraw from certain trusts of which PNC Bank is trustee; 3,806,352 shares (all of which are held in trusts of which PNC Bank is trustee) which P. H. Glatfelter III and G. H. Glatfelter have the collective right, on certain conditions, to purchase; and 869,424 shares (all of which are also included in the total number of shares which he holds as co-trustee) which P. H. Glatfelter III has the right, on certain conditions, to purchase.

 (5) All shares beneficially owned by P. H. Glatfelter III and G. H. Glatfelter are deposited in the Voting Trust (see footnote (7)).

 (6) Includes 88,964 shares held as co-trustee with PNC Bank, 905,577 shares (of which 4,416 shares are also included in the number of shares which he holds as co-trustee) which G. H. Glatfelter has the right to withdraw from certain trusts of which PNC Bank is trustee and 3,806,352 shares which P.
     H. Glatfelter III and G. H. Glatfelter have the collective right, on certain conditions, to purchase.

 (7) Consists of shares beneficially owned by certain descendants of Philip H. Glatfelter or the spouses of such descendants, including shares beneficially owned by P. H. Glatfelter III, G. H. Glatfelter and G. H. Glatfelter II, which were deposited in the P. H. Glatfelter Family Shareholders' Voting Trust dated July 1, 1993 (the "Voting Trust"). Shares deposited in the Voting Trust may be withdrawn subject to certain conditions. Co-trustees for the Voting Trust are William M. Eyster II, Patricia G. Foulkrod, Phillip H. Glatfelter IV, William L. Glatfelter III, Irene G. Fegley and PNC Bank. Co-trustees other than PNC Bank each represent a family group. The shares deposited in the Voting Trust may be voted only in accordance with a majority of votes cast by the co-trustees pursuant to a weighted formula in which (i) each co-trustee (other than PNC Bank) is entitled to cast such number of votes as is equal to the number of shares deposited in the Voting Trust in which members of his or her family group have an interest and (ii) PNC Bank is entitled to cast such number of votes as is equal to the number of shares deposited in the Voting Trust in which any fiduciary trust of which PNC Bank is a trustee and which is for the benefit of one or more Glatfelter family members has an interest. The co-trustees have no dispositive power with regard to the shares deposited in the Voting Trust. The Voting Trust will continue until it is terminated by the co-trustees or all of the shares deposited in the Voting Trust are withdrawn. The address for each of the co-trustees is c/o PNC Bank, 17th and Chestnut Streets, Philadelphia, Pa.

 (8) Includes 12,500 shares subject to the currently exercisable portion of an option. Of the shares beneficially owned by G. H. Glatfelter II, 11,580 are subject to the Voting Trust (see footnote (7)).

 (9) Includes 12,500 shares subject to the currently exercisable portion of an option.

(10) Includes 22,500 shares subject to the currently exercisable portion of an option.

(11) R. L. Smoot was required to file a Form 3 with the Securities and Exchange Commission disclosing his initial ownership of the Company's equity securities within 10 days of his election to the Board of Directors on March 16, 1994. Mr. Smoot did not file the Form 3 until August 15, 1994. Mr. Smoot did not own any equity securities of the Company at any time between March 16, 1994 and August 15, 1994.

(12) Includes 10,231 shares held in participants' accounts under the Company's Salaried Employee Stock Ownership Plan and 22,788 shares held in participants' accounts under the Company's Employee Stock Purchase Plan. Also includes 102,000 shares subject to currently exercisable portions of options. The Form 3 filed by R. P. Newcomer after his election as Vice President and Treasurer of the Company in April 1993, did not reflect 58 shares beneficially owned by Mr. Newcomer through a brokerage company's dividend reinvestment plan. In addition, Mr. Newcomer did not file Form 4s to reflect the acquisition of an aggregate of 103 additional shares by Mr. Newcomer and his wife every three months thereafter through such plan. Mr. Newcomer filed a Form 5 on February 13, 1995 to disclose the beneficial ownership of all such shares.

  P. H. Glatfelter III, G. H. Glatfelter, the Voting Trust, PNC Bank Corp., PNC Bancorp, Inc. and PNC Bank may be deemed to be "control persons" of the Company for purposes of the proxy rules and regulations of the Securities and Exchange Commission.

                                 OTHER BUSINESS

  The Board of Directors does not intend to present to the meeting any business other than the election of directors. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

  The Company must receive any proposal which a shareholder wishes to submit to the 1996 annual meeting of shareholders by November 15, 1995, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                          R. S. WOOD,
                                          Secretary

March 17, 1995

                           Printed on Ecusta Nyalite
                   Manufactured by the Ecusta Division of the
                            P. H. Glatfelter Company

                             [Basis 25x38--35 lb.]

PROXY
                            P.H. GLATFELTER COMPANY
                          SPRING GROVE, PENNSYLVANIA
                          --------------------------
                       PROXY SOLICITED ON BEHALF OF THE
           BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
                   OF SHAREHOLDERS TO BE HELD APRIL 26, 1995

     The undersigned shareholder of P.H. Glatfelter Company hereby appoints R.E. Chappell, T.C. Norris and R.L. Smoot and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the Company's principal office, Spring Grove, Pennsylvania, on Wednesday, April 26, 1995, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE OTHER SIDE SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

                 (Continued and to be signed on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE NOMINEES.

1. Election of Directors: Nominees: Term Expiring in 1998, P.H. Glatfelter III, R.S. Hillas, P.R. Roedel and J.M. Sanzo. To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

   -----------------------------------------------------------------------------
   (Mark only one)
   [_] VOTE for all nominees listed above, except as indicated above
   [_] VOTE WITHHELD from all nominees


                                Signature should be the same as the name printed at the left. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

                                Signature:                      Date:
                                          ----------------------     -----------

                                Signature:                      Date:
                                          ----------------------     -----------